Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
March 12, 2008	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 430-2544

OLD LINE BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM INCREASE

BOWIE, MD (March 12, 2008)  James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ CAPITAL MARKET: OLBK), the bank holding company for Old Line Bank, today announced that the Board of Directors has authorized the corporation to increase the number of common shares repurchased under the previously approved Stock Repurchase Program.  The Board of Directors has increased the approval from 300,000 shares of our common stock to 400,000 shares of our common stock.  As of today, we have 185,532 shares of our common stock that we may yet purchase under the approved Stock Repurchase Program.  The timing and amount of repurchases, if any, will depend on market conditions, share price, trading volume and other factors, and there is no assurance that we will repurchase any shares.  Old Line Bancshares, Inc. may purchase shares in the open market or via privately negotiated transactions and may suspend the repurchase program at any time.  Mr. Cornelsen said “the Board and management believe the stock remains undervalued and this program provides us the opportunity to acquire common shares at an attractive price”.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  Old Line Bank also has a branch in Bowie, Maryland, two branches in Waldorf, Maryland and four additional branches in Prince George’s County, Maryland.  The bank primarily serves the suburban areas surrounding Washington, D.C., including Prince George’s County, Anne Arundel County, Charles County, and Northern St. Mary’s county.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding future trading, liquidity, and holdings of Old Line Bancshares, Inc.’s stock, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, risks of a competitive market; changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Old Line Bancshares, Inc. reports filed with the U.S. Securities and Exchange Commission.